Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
RENEGY HOLDINGS, INC.
1. The name of the corporation is Renegy Holdings, Inc.
2. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or as may be hereafter amended from time to time.
4. The corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares of Common Stock the corporation shall have authority to issue is One Thousand (1,000), par value of $0.001 per share.
5. The name and mailing address of the incorporator are as follows:
Calise Cheng
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
6. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation.
7. The election of directors need not be by written ballot unless otherwise provided in the bylaws of the corporation.
8. In accordance with Section 203(b)(1) of the Delaware General Corporation Law, the corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.
9. A. Limitation of Director’s Liability. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.
     B. Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the corporation and any other persons to which the General Corporation Law of Delaware permits the corporation to provide indemnification.
     C. Repeal or Modification. Any repeal or modification of this Section 9, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to, such repeal or modification.
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     I, the undersigned, as the sole incorporator of the corporation, hereby declare and certify that this certificate of incorporation is my act and deed and that the facts stated in this certificate of incorporation are true.

Dated: May 1, 2007	/s/ Calise Cheng Calise Cheng, Incorporator